UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): October 10, 2005

Q.E.P. CO., INC.

(Exact name of registrant as specified in its charter)

DELAWARE	0-21161	13-2983807
(State or other jurisdiction of incorporation)	(Commission File No.)	(IRS Employer Identification No.)

1081 Holland Drive

Boca Raton, Florida 33487

(Address of principal executive offices)

561-994-5550

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a–12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4 (c) under the Exchange Act (17 CFR 240.13e-4(c))

Section 5- Corporate Governance and Management

Item 5.02. Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers.

On October 10, 2005, Q.E.P. Co., Inc. (the “Company”) appointed James Brower as the Company’s Executive Vice President, Chief Operating Officer. Mr. Brower, age 39, served as Vice President Operations and Engineering for the Dorel Juvenile Group from March 2004 to October 2005 where he had executive responsibility for product engineering, global sourcing and purchasing activities, and global freight and logistics. From April 2001 to March 2004, Mr. Brower served as Vice President of Supply Chain for Applica Consumer Products, Inc. with responsibilities including global sourcing and purchasing activities and logistics. Prior to his employment with Applica, Mr. Brower served as Vice President of Global Logistics for Remington Consumer Products, LLC.

Mr. Brower’s starting salary will be $230,000 per year. Mr. Brower will receive a bonus of $25,000 for the first year. In addition, subject to prorating for timed served during the first year, Mr. Brower will be entitled to receive a bonus of up to forty percent of his current salary this year. Mr. Brower will receive an award of 12,000 SARs this year that vest over a three year period. Mr. Brower will also receive three months of salary in the event Mr. Brower is terminated by the Company without cause or as the result of a change in the Company’s ownership.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Q.E.P. Co., Inc.

Date: October 14, 2005	By:	/s/ Marc Applebaum
	Name:	Marc Applebaum
	Title:	Senior Vice President and
Chief Financial Officer